SEC 1473 (3-99)

FORM 3                                                  OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

     Smith, Marlan R.
     6705 Isabelle
     Portage, MI  49024

2.  Date of Event Requiring Statement (Month/Day/Year)

     10/04/99

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

     N/A

4.  Issuer Name and Ticker or Trading Symbol

     Triple S Plastics, Inc. (TSSS)

5.  Relationship of Reporting Person(s) to Issuer (check all applicable)

     ____ Director                      ____ 10% Owner
     __X_ Officer (give title below)    ____ Other (specify below)

     Title: Vice President-Finance, C.F.O. and Secretary

6.  If Amendment, Date of Original (Month/Day/Year)

     N/A

7.  Individual or Joint/Group Filing (check applicable Line)

     __X__  Form filed by One Reporting Person
     _____  Form filed by More than One Reporting Person


TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)

     Common stock

2.  Amount of Securities Beneficially Owned (Instr. 4)

     2,000 shares

3.  Ownership Form: Direct (D) or Indirect (I)  (Instr. 5)

     D

4.  Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
    5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

     N/A

2.  Date Exercisable and Expiration Date (Month/Day/Year)

    Date Exercisable: N/A
    Expiration Date:  N/A

3.  Title and Amount of Securities Underlying Derivative Security
    (Instr. 4)

     Title:  N/A

     Amount or Number of Shares:  N/A

4.  Conversion or Exercise Price of Derivative Security:

     N/A

5.  Ownership Form of Derivative Security:
    Direct (D) or Indirect (I)  (Instr.5)

     N/A

6.  Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A

Explanation of Responses:

     N/A

___MARLAN R. SMITH__________                          Date:  10/12/99
**Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.